Exhibit 99.1

Intercept Pharmaceuticals Announces Summary of Key Actions in Strategic Financial Repositioning

Outstanding debt reduced by 54% or $388.9 million and annual cash interest expense reduced by 58% or $13.6 million

Company well-positioned to drive continued growth in PBC, progress NASH program, expand and advance pipeline

MORRISTOWN, N.J., Sept. 21, 2022 -- Intercept Pharmaceuticals, Inc. (Nasdaq:ICPT), a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat progressive non-viral liver diseases, today announced a summary of the actions it has taken to improve its capital position, including the recently announced private repurchases of senior secured convertible notes.

As a result of the following strategic financial moves to improve its capital structure, Intercept is well-positioned to grow its existing business in PBC, progress its NASH program, and advance and expand its pipeline.

•	August 2021 Secured Convertible Notes Exchange
•	July 1st 2022 Sale of International Business
•	August / September 2022 Secured Convertible Notes Repurchases

The result of these activities has been to lower principal debt outstanding by 54% or $388.9 million to $336.3 million and decrease annual cash interest expense by 58% or $13.6 million to $9.8 on an annual basis. In addition, these activities reduced overall potential shareholder dilution associated with the secured convertible notes, which was a key objective.

Intercept used a combination of cash from the sale of its international business as well as stock to fund the 2022 transactions. The net result has allowed the Company to grow its cash position to over $500 million, driving an improvement in net debt (principal debt outstanding minus total cash) of approximately $450 million.

Summary (In USD Millions)
	6/30/21	6/30/22	6/30/22 (Adjusted)*
Total Cash**	422.5	412.3	> 500.0
Principal Debt Outstanding	690.0	725.2	336.3
Annual Cash Interest Expense	19.6	23.4	9.8

* Based on Form 10-Q for June 30, 2022, adjusted for subsequent activities including the sale of the international business (July 1st) and note repurchases (August / September).

** Cash, cash equivalents, restricted cash, and investment debt securities available for sale.

“This is a transformational time on several fronts here at Intercept,” said Jerry Durso, President and Chief Executive Officer of Intercept. “Now, through this series of strategic financial transactions, we have transformed our capital structure and are well positioned for the future. We are net debt positive for the first time since 2019 and have the financial flexibility to propel our business forward focusing on our core strategic imperatives of growing our PBC franchise, progressing our NASH development program, and advancing our pipeline products.”

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat progressive non-viral liver diseases, including primary biliary cholangitis (PBC) and nonalcoholic steatohepatitis (NASH). For more information, please visit www.interceptpharma.com or connect with the company on Twitter and LinkedIn.

Contact
For more information about Intercept, please contact:

For investors:
Nareg Sagherian, Executive Director, Global Investor Relations

Investors@interceptpharma.com

For media:
Karen Preble, Executive Director, Global Corporate Communications

Media@interceptpharma.com